Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:    Robert Monson, President and CEO
                 713-881-2816

SEITEL, INC. ANNOUNCES OFFER TO PURCHASE 11.75-PERCENT SENIOR NOTES

HOUSTON, April 4, 2005 - Seitel, Inc. (OTC Bulletin Board: SELA), a leading provider of seismic data to the oil and gas industry, today announced its offer to purchase up to $4,759,000 principal amount of its 11.75-percent Senior Notes due 2011 ("Notes"). The offer expires at 5:00 p.m. Eastern Time, Monday, May 2, 2005. The cash payment required to complete the tender is $1,035.90, which includes accrued and unpaid interest, for each $1,000 of Notes validly tendered and not withdrawn. Payment for any Notes that are accepted for purchase is expected to occur on May 5, 2005.

The company is required by the terms of its indenture for the Notes to make this offer because the company generated excess cash flow (as defined in the indenture) for the year ended 2004 of approximately $9,859,000. The terms of the indenture require an offer to purchase Notes with an amount equal to 50 percent of the excess cash flow, at a purchase price equal to 100 percent of the principal amount of the Notes, plus accrued and unpaid interest. The aggregate purchase price (including principal and interest) will not exceed $4,930,000. If Notes are not tendered for the entire amount of the offer, the remaining 50 percent of the excess cash flow (not to exceed $4,930,000) will be available for any use not otherwise prohibited by the indenture.

This announcement is not an offer to purchase, a solicitation of an offer to purchase, or a solicitation of an offer to sell any Notes.

ABOUT SEITEL

Seitel is a leading provider of seismic data and related geophysical services to the oil and gas industry in North America. Seitel's products and services are used by oil and gas companies to assist in the exploration for and development and management of oil and gas reserves. Seitel has ownership in an extensive library of proprietary onshore and offshore seismic data that it has accumulated since 1982 and that it offers for license to a wide range of oil and gas companies. Seitel believes that its library of onshore seismic data is one of the largest available for licensing in the United States and Canada. Seitel's seismic data library includes both onshore and offshore three- dimensional (3D) and two-dimensional (2D) data and offshore multi-component data. Seitel has ownership in over 34,000 square miles of 3D and approximately 1.1 million linear miles of 2D seismic data concentrated primarily in the major North American oil and gas producing regions. Seitel markets its seismic data to over 1,300 customers in the oil and gas industry, and it has license arrangements with more than 1,000 customers.

Statements in this release about the future outlook related to Seitel involve known and unknown risks and uncertainties, which may cause Seitel's actual results to differ materially from expected results. While Seitel believes its forecasting assumptions are reasonable, there are factors that are hard to predict and influenced by economic and other conditions that are beyond Seitel's control. Other important factors which could cause actual results to differ materially from those in the forward-looking statements are detailed in Seitel's filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, a copy of which may be obtained from Seitel without charge.

(Table to follow)

The following is a reconciliation of the excess cash flow (a non-GAAP financial measure) to the most directly comparable GAAP financial measure, loss from operations (in thousands):

Year Ended December 31, 2004
Excess cash flow	$9,859
Add (subtract) items not in operating loss:
Principal payments on term loans and capital lease obligations	7,002
Capital expenditures paid	49,803
Net working capital decrease(1)	(2,046)
Interest expense paid	25,238
Income taxes paid	166

Add (subtract) items not in excess cash flow:
Acquisition underwriting from non-monetary exchanges	1,908
Non-monetary exchanges	12,304
Deferral of revenue	(44,182)
Selections of data	47,131
Depreciation and amortization	(168,201)

Loss from operations, as reported	$(61,018)

(1)  Excludes cash and equivalents and current maturities of debt.

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